USANA Health Sciences, Inc.                         July 22, 2025
Q2 2025 Management Commentary

Key Financial Results

	Three Months Ended
	June 28, 2025	June 29, 2024	Year-Over-Year
Net Sales	$236	$213	+11%
Net Earnings	$9.7	$10.4	-7%
Diluted EPS	$0.52	$0.54	-4%
Adjusted Diluted EPS(1)	$0.74	$0.54	+36%
Adjusted EBITDA(2)	$30	$27	+13%
Direct Selling Active Customers	418,000	468,000	-11%
Hiya Active Monthly Subscribers	200,400	N/A	N/A
Figures in millions, except per share, Active Customer and Active Monthly Subscriber data
Net earnings, EPS and EBITDA figures represent amounts attributable to USANA and excludes the noncontrolling interest of 21.15% in Hiya

Overview

We delivered positive second quarter results with net sales growing 11% year-over-year and adjusted diluted earnings per share increasing 36% year-over-year. Our business segments performed consistent with expectations during the quarter as our direct sales business declined modestly ahead of our announced sales incentive plan enhancements while our direct to consumer business, Hiya, generated strong sales growth and profitability.

We continue to execute our comprehensive commercial strategy for our direct sales business, which represents over two years of research, analysis, and planning. During the quarter, we made several important announcements to advance this strategy, including preliminary communications about the enhanced incentive offering we are currently rolling out to our sales force, as well as our adoption of “Brand Partner” as the terminology we will use to describe members of our direct sales business. The term Brand Partner reflects a more strategic, collaborative relationship, and better represents the crucial role these individuals play in the sustainable, long-term growth of the business.

Our updated sales incentive plan is a meaningful step forward in modernizing and simplifying our direct sales model to attract and reward new generations of entrepreneurs and existing Brand Partners. These enhanced incentives will roll out throughout the third quarter and fully launch by October, providing USANA Brand Partners with an improved opportunity and resources to drive customer acquisition and retention. These enhancements also simplify the opportunity for Brand Partners to attract new generations of entrepreneurs by providing an improved opportunity to earn compensation early in their USANA journey while simultaneously rewarding existing Brand Partners for activity that contributes to growth. Along with these enhancements, we’ve launched new tools in our back office and mobile environment to make operating a USANA business easier than ever. For example, new functionalities will provide Brand Partners with data-driven recommendations on how to grow their business and maximize their earnings.

During the quarter our product team continued to collaborate closely with our research & development teams to accelerate development timelines for product launches, both new and upgrades, across key product lines in the second half of this year and 2026. In conjunction with the product and opportunity enhancements, we have refined our brand message in a way that clearly highlights USANA’s key differentiators in a compelling and easily repeatable format. Additionally, we continue to enhance our in-person meeting strategy. Key regions will host more in-person events that are upscaled and modern to attract new and younger generations.

Next month we will host many of our best and most active Brand Partners from around the world at our global convention in Salt Lake City where we will recognize their efforts and provide additional training on the new sales incentives, product and brand enhancements. We will also make other important announcements to advance our comprehensive commercial strategy at our global convention and throughout the third quarter, including the simplification of our direct sales model, additional enhanced sales incentives, improved personalized business support for our Brand Partners, refreshed USANA brand messaging, and several new and enhanced health products. The continued roll-out of this commercial strategy is intended to provide our Brand

Partners with a more compelling opportunity to drive sustainable sales and Active Customer growth.

Hiya, our direct-to-consumer business, had another strong quarter as year-over-year top line growth remained strong with improved profitability. Sequential sales and Active Monthly Subscriber trends were consistent with expectations, reflecting normal second quarter seasonality. The business is continuing to grow and operate at a fast pace and we recently announced a new partnership with Disney with the rollout of special edition Disney Lion King and Disney Princesses branded Multivitamin packs. Hiya is also advancing its product diversification strategy with the recent launch of Kids Daily Hydration and continues to see strong adoption of its Kids Daily Greens + Superfoods product.

Integration efforts are progressing as planned as we recently completed the initial phase of a new ERP implementation for Hiya. As we move into the next phase of integration, we are looking to capitalize upon identified synergies and operational efficiencies across logistics and manufacturing. USANA has significant expertise in manufacturing, operations, and international business and we plan to fully leverage these resources to optimize Hiya's performance.

Overall, Hiya remains on target to deliver meaningful year-over-year growth. The Hiya team is laser focused on executing strategies to increase its market share in the children's health and wellness market by further growing and expanding its product offering, entering new distribution channels and expanding its geographic footprint in international markets.

Q2 2025 Financial Performance

Consolidated Results
		Year-Over-Year	Sequentially
Net Sales	$236 million	+11% (No meaningful FX impact)	-5%
Net Earnings	$9.7 million	-7%	+3%
Diluted EPS	$0.52	-4%	+6%
Adjusted Diluted EPS(1)	$0.74	+36%	+1%
Adjusted EBITDA(2)	$30.5 million	+13%	+2%
Net earnings, EPS and EBITDA figures represent amounts attributable to USANA and excludes the noncontrolling interest of 21.15% in Hiya
Balance Sheet and Share Repurchase Activity
We generated $13 million in operating cash flow during the second quarter and ended the quarter with $151 million in cash and cash equivalents. The Company also repaid the $23 million draw on its line of credit to end the quarter debt-free.

We repurchased 528,000 shares for an investment of $15 million during the quarter. As of June 28, 2025, we had approximately $34 million remaining under the current share repurchase authorization.

As of June 28, 2025, inventories increased to $86 million, or 19% higher compared to the year-end balance in fiscal 2024. The increase in inventory can be attributed, in great part, to managing tariff exposure through efforts to selectively build inventory in key markets on exposed positions as well as seeking alternative sourcing relationships. Inventory also increased to support growth strategies in our venture companies: Hiya and Rise. Our team continues to evaluate the environment and pursue strategies that mitigate the impact from changing tariffs and trade policy. We also believe that our in-house manufacturing capabilities provide us with better control of inventory levels and help to mitigate supply chain risks while providing a meaningful contribution to delivering the highest quality nutritional products.

Quarterly Income Statement Discussion
As part of the reorganization of our commercial team in our direct selling business that took place over the last year, there has been a shift in how we recognize certain expenses. For example, certain activities and individuals were repurposed into new areas of focus and, as a result, those expenses that had historically been captured as a component of cost of sales are now included in selling, general and administrative expense. This change totaled an estimated $1.8 million shift from COGS to SG&A during the second quarter.

Gross margin decreased 240 basis points from the prior year to 78.7% of net sales. The decrease is largely attributed to an approximate 250 basis point unfavorable impact on consolidated results from the inclusion of Hiya, which carries lower gross margins relative to the direct selling business. Gross margin in the direct selling business improved 10 basis points from the prior year to 81.2% of segment net sales. The previously mentioned change in cost attribution related to the reorganization of the commercial team contributed to the modest improvement in gross margins. Additionally, a modest benefit from price increases was partially offset by the negative impact of FX rates.

Brand Partner Incentives decreased 560 basis points from the prior year to 36.9% of net sales on a consolidated basis. The decrease is largely attributable to an approximate 620 basis point impact on consolidated results from the inclusion of Hiya, which does not payout Brand Partner Incentives. For the direct selling business, Brand Partner Incentives increased 60 basis points from the prior year to 43.1% of segment net sales, which was driven primarily by a change in market sales mix as well as higher accruals for incentive trips and awards in the current year quarter.

Selling, General and Administrative expenses increased 450 basis points from the prior year to 34.7% as a percentage of net sales. The increase reflects an approximate 300 basis point unfavorable impact on consolidated results from the inclusion of Hiya, which operates with higher relative SG&A compared to the direct selling business. A notable component of our higher consolidated SG&A is the amortization of intangible assets attributable to our acquisition of Hiya. Additionally, Hiya's second quarter SG&A expense reflects typical seasonality with lower relative investment in marketing spend directed toward customer acquisition. SG&A expenses for the direct selling business increased 150 basis points from the prior year to 31.7% of segment net sales. The increase is primarily due to a loss of leverage on lower year-over-year net sales and also reflects the change in the activities and organization of the commercial team.

The year-to-date effective tax rate increased to 44.5% from the 43.0% reported in the comparable period of 2024. The higher effective tax rate can be attributed primarily to the change in the market mix of pre-tax income.

Q2 2025 Direct Selling Regional Results:

Asia Pacific Region
		Year-Over-Year	Year-Over-Year (Constant Currency)	Sequentially
Net Sales	$163 million	-4%	-5%	-6%
Active Customers	336,000	-9%	N/A	-10%

Asia Pacific Sub-Regions
			Year-Over-Year	Year-Over-Year (Constant Currency)	Sequentially
Greater China	Net Sales	$113 million	-2%	No meaningful FX impact	-5%
	Active	231,000	-8%	N/A	-9%
	Customers
North Asia	Net Sales	$17 million	-13%	-11%	-9%
	Active	37,000	-12%	N/A	-18%
	Customers
Southeast Asia Pacific	Net Sales	$33 million	-7%	-10%	-8%
	Active	68,000	-12%	N/A	-9%
	Customers
Greater China: Net sales and local currency sales in mainland China decreased 3% and 2% year-over-year, respectively, reflecting lower customer counts. Active Customers in this market decreased 8% year-over-year. Sequentially, regional performance was driven by our mainland China market where net sales and Active Customers decreased 5% and 10%, respectively. This was primarily the result of anticipated softness leading up to the formal launch of our compensation plan changes.
North Asia: Net sales and local currency sales in South Korea declined 13% and 12% year-over-year, respectively, attributable to a challenging local economy which is impacting consumer sentiment. Active Customer counts in South Korea decreased 12% year-over-year. On a sequential basis, net sales and local currency sales decreased 10% and 13%, respectively, while Active Customers fell 18%. The primary driver of sequential performance during the quarter was largely attributable to lower promotional activity compared to the first quarter.
Southeast Asia Pacific: Net sales and local currency sales in Malaysia decreased 12% and 20% year-over-year, respectively. Active Customers decreased 20% year-over-year. Sequentially, net sales and local currency sales in Malaysia decreased 10% and 13%, respectively, while Active Customers declined 20%. In the Philippines, net sales grew 1% year-over-year and local currency sales decreased 2% year-over-year, while Active Customers decreased 6%. Sequentially, net sales and local currency sales in the Philippines declined 4% and 6%, respectively, while Active Customers decreased 11%. Year-over-year sales results in both markets were impacted by lower customer counts while sequential results reflected lower relative promotional activity compared to the first quarter.

Americas and Europe Region
		Year-Over-Year	Year-Over-Year (Constant Currency)	Sequentially
Net Sales*	$39 million	-8%	-7%	-1%
Active Customers	82,000	-17%	N/A	-4%
*Includes $3 million of ‘Other’

Americas and Europe Region: Net sales and local currency sales in Canada decreased 7% and 6%, respectively, while Active Customers decreased 18%. Net sales and Active Customers in the United States declined 13% and 17% year-over-year, respectively. Sequentially, net sales in Canada grew 2% and local currency sales declined 2%, while Active Customers declined 7%. In the United States, net sales declined 8% sequentially while Active Customers were 3% lower. Year-over-year results in both markets continued to reflect a challenging environment to attract new customers while sequential results are attributable to anticipated softness leading up to the formal launch of our compensation plan changes.

Rise Bar, which was acquired in 2022, reported strong double-digit top-line growth in the second quarter, driven by solid order activity with key retail partners. The Rise Bar team is focused on expanding its product offering and expanding into the wholesale and retail channels. While still relatively small, we are encouraged by the recent momentum in this healthy-foods business and believe there is meaningful growth opportunity in this space.

Q2 2025 Hiya Direct to Consumer Results:

Hiya
Net Sales	$34 million
Active Monthly Subscribers	200,400

Hiya: Second quarter results were in line with normal seasonal business trends of lighter subscriber acquisition and higher profitability compared to the first quarter. Core multivitamin sales remained strong while other recently launched products, notable Kids Daily Greens + Superfoods continue to show strong subscriber adoption. Looking forward, we expect higher net sales and subscriber acquisition in the third and fourth quarters and fully expect Hiya to continue delivering meaningful year-over-year growth.

Fiscal Year 2025 Outlook
The Company is reiterating its outlook for fiscal year 2025, as follows:

Fiscal Year 2025 Outlook
Range
Consolidated Net Sales	$920 million to $1.0 billion
Net Earnings	$29 million to $41 million
Diluted EPS	$1.50 to $2.20
Adjusted Diluted EPS(1)	$2.35 to $3.00
Adjusted EBITDA(2)	$107 million to $123 million
Net earnings, EPS and EBITDA figures represent amounts attributable to USANA and excludes the noncontrolling interest of 21.15% in Hiya

Our outlook for the year reflects:
•Net sales from the direct selling business of $775 to $840 million;

•Net sales from Hiya of $145 to $160 million, reflecting year-over-year growth of +29% to +42%;
•Effective tax rate of 44.0% to 45.0%; and
•Fiscal 2025 is a 53-week year and includes one additional week of sales compared to fiscal 2024. Prior to 2025, the last 53-week year was in fiscal 2020.

We are reiterating our fiscal 2025 outlook and continue to anticipate consolidated net sales growth of 8% to 17%. The wider than normal range reflects the fluid operating environment and changes to our direct sales incentive offering. During the third quarter we anticipate an increase in promotional costs in conjunction with the global launch of our updated direct sales compensation plan. Additionally, we anticipate increased spending on customer acquisition sequentially in our Hiya business during the third quarter, which reflects normal seasonal activity.

In closing, we remain focused on executing our commercial strategy as we aim to grow customer counts, increase engagement and deliver long-term sustainable growth. We are committed to growing our consolidated business and are confident that the successful execution of our strategies will position us to deliver sustainable long-term growth.

Jim Brown
President and CEO

Douglas Hekking
CFO

_________________________
(1) Adjusted Diluted Earnings Per Share is a non-GAAP financial measure. The Company excludes acquisition-related costs, such as business transaction costs, integration expense and amortization expense from acquisition related intangible assets in calculating Adjusted Diluted Earnings Per Share. Please refer to “Non-GAAP Financial Measures” and “Reconciliation of Diluted Earnings Per Share (GAAP) to Adjusted Diluted Earnings Per Share (Non-GAAP)” in this press release for an explanation and reconciliation of this non-GAAP financial measure.
(2) Adjusted EBITDA is a non-GAAP financial measure. Please refer to “Non-GAAP Financial Measures” and “Reconciliation of Net Earnings (GAAP) to Adjusted EBITDA (Non-GAAP)” in this press release for an explanation and reconciliation of this non-GAAP financial measure.

Non-GAAP Financial Measures
This press release contains the non-GAAP financial measures Adjusted EBITDA and Adjusted diluted EPS. Adjusted EBITDA is a Non-GAAP financial measure of earnings before interest, taxes, depreciation, and amortization that also excludes certain adjustments as indicated below in the reconciliation from net earnings. Adjusted diluted EPS is a Non-GAAP financial measure of diluted earnings per share that excludes certain adjustments as indicated below in the reconciliation from diluted EPS.

Adjusted EBITDA (non-GAAP) is net earnings (loss) (its most directly comparable GAAP financial measure) adjusted for interest expense, net, (benefit from) provision for income taxes, depreciation and amortization, non-cash share-based compensation, and transaction-related expenses and integration costs for the Hiya acquisition. Adjusted EBITDA attributable to USANA (non-GAAP) is Adjusted EBITDA (non-GAAP) further adjusted to exclude the Adjusted EBITDA attributable to non-controlling interest related to Hiya.

Adjusted diluted earnings per share (non-GAAP) is diluted earnings (loss) per share (its most directly comparable GAAP financial measure) adjusted for amortization of intangible assets, transaction-related expenses, and integration costs related to the Hiya acquisition.

Management believes that Adjusted EBITDA (non-GAAP), Adjusted EBITDA attributable to USANA (non-GAAP), and Adjusted diluted earnings per share (non-GAAP), along with GAAP measures used by management, most appropriately reflect how the Company measures the business internally.

The Company prepares its financial statements using U.S. generally accepted accounting principles (“GAAP”) and investors should not directly compare with or infer relationship from any of the Company’s operating results presented in accordance with GAAP to Adjusted EBITDA and Adjusted diluted earnings per share. Non-GAAP financial measures have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of non-GAAP financial information as a tool for comparison. As a result, the non-GAAP financial information is presented for supplemental informational purposes only and should not be considered in isolation from, or as a substitute for financial information presented in accordance with GAAP.

Reconciliation of Net Earnings (GAAP) to Adjusted EBITDA (non-GAAP)
(in thousands)

	Quarter Ended		Six Months Ended
	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024

Net earnings attributable to USANA (GAAP)	$9,655	$10,432	$19,057	$26,969
Net earnings attributable to noncontrolling interest	789	—	677	—
Net earnings	$10,444	$10,432	$19,734	$26,969

Adjustments:
Income taxes	$8,373	$9,771	$15,822	$20,345
Interest (income) expense	(360)	(2,712)	(672)	(5,336)
Depreciation and amortization	5,148	5,702	10,938	10,786
Amortization of intangible assets - Hiya	4,456	—	8,911	—
Earnings before interest, taxes, depreciation, and amortization (EBITDA)	$28,061	$23,193	$54,733	$52,764

Add EBITDA adjustments:
Non-cash share-based compensation	3,622	3,734	6,502	7,403
Transaction, integration and transition costs - Hiya	115	—	692	—
Inventory step-up - Hiya	544	—	1,126	—
Consolidated adjusted EBITDA	32,342	26,927	63,053	60,167
Less: Adjusted EBITDA attributable to noncontrolling interest	(1,847)	—	(2,801)	—
Adjusted EBITDA attributable to USANA	$30,495	$26,927	$60,252	$60,167

Reconciliation of Diluted Earnings Per Share (GAAP) to Adjusted Diluted Earnings Per Share (non-GAAP)
(in thousands, except per share data)

	Quarter Ended		Six Months Ended
	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024
Net earnings attributable to USANA (GAAP)	$9,655	$10,432	$19,057	$26,969

Earnings per common share - Diluted (GAAP)	$0.52	$0.54	$1.01	$1.40
Weighted Average common shares outstanding - Diluted	18,536	19,159	18,811	19,230

Adjustment to net earnings:
Transaction, integration and transition costs - Hiya	$115.00	$—	$692.00	$—
Inventory step-up - Hiya	544	—	1,126	—
Amortization of intangible assets - Hiya	4,456	—	8,911	—
Adjustments to net earnings attributable to noncontrolling interest	(1,057)	—	(2,123)	—
Income tax effect of adjustments to net earnings	—	—	(4)	—
Adjusted net earnings attributable to USANA	$13,713	$10,432	$27,659	$26,969

Adjusted earnings per common share - Diluted	$0.74	$0.54	$1.47	$1.40
Weighted average common shares outstanding - Diluted	18,536	19,159	18,811	19,230

Operating Results as a Percentage of Net Sales
(unaudited)

	Quarter Ended
	June 28, 2025			June 29, 2024
	Direct selling & Other	Hiya direct-to-consumer	Consolidated	Direct selling & Other	Hiya direct-to-consumer	Consolidated
Net sales	100.0%	100.0%	100.0%	100.0%	N/A	100.0%
Cost of sales	18.8%	36.2%	21.3%	18.9%	N/A	18.9%
Gross profit	81.2%	63.8%	78.7%	81.1%	N/A	81.1%
Operating expenses:
Brand Partner incentives	43.1%	—%	36.9%	42.5%	N/A	42.5%
Selling, general and administrative	31.7%	52.8%	34.7%	30.2%	N/A	30.2%
Total operating expenses	74.8%	52.8%	71.6%	72.7%	N/A	72.7%
Earnings (loss) from operations	6.4%	11.0%	7.1%	8.4%	N/A	8.4%

Amortization of acquired intangible assets	0.2%	13.1%	2.0%	0.3%	N/A	0.3%

	Six Months Ended
	June 28, 2025			June 29, 2024
	Direct selling & Other	Hiya direct-to-consumer	Consolidated	Direct selling & Other	Hiya direct-to-consumer	Consolidated
Net sales	100.0%	100.0%	100.0%	100.0%	N/A	100.0%
Cost of sales	18.4%	37.2%	21.1%	18.9%	N/A	18.9%
Gross profit	81.6%	62.8%	78.9%	81.1%	N/A	81.1%
Operating expenses:
Brand Partner incentives	42.7%	—%	36.5%	42.2%	N/A	42.2%
Selling, general and administrative	31.8%	58.3%	35.7%	29.2%	N/A	29.2%
Total operating expenses	74.5%	58.3%	72.2%	71.4%	N/A	71.4%
Earnings (loss) from operations	7.1%	4.5%	6.7%	9.7%	N/A	9.7%

Amortization of acquired intangible assets	0.1%	12.5%	2.0%	0.2%	N/A	0.2%

Management Commentary Document and Conference Call
For further information on the USANA’s operating results, please see the Management Commentary document, which has been posted on the Company’s website (http://ir.usana.com) under the Investor Relations section. USANA’s management team will hold a conference call and webcast to discuss today’s announcement with investors on Wednesday, July 23, 2025 at 11:00 AM Eastern Time. Investors may listen to the call by accessing USANA’s website at http://ir.usana.com. The call will consist of brief opening remarks by the Company’s management team, followed by a questions and answers session.

Safe Harbor
This Management Commentary contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These forward-looking statements are based on current plans, expectations, estimates, forecasts, and projections as well as the beliefs and assumptions of management. Words such as “expect,” “enhance,” “drive,” “anticipate,” “intend,” “improve,” “promote,” “should,” “believe,” “continue,” “plan,” “goal,” “opportunity,” “estimate,” “predict,” “may,” “will,” “could,” and “would,” and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Such forward-looking statements include, but are not limited to, statements regarding Hiya’s strong growth in 2025 and continued growth in the future; statements about the Company’s long-term growth; and the statements under the sub-heading “Fiscal Year 2025 Outlook.” Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, many of which involve factors or circumstances that are beyond our control, including: risks relating to global economic conditions generally, including continued inflationary pressure around the world and negative impact on our operating costs, consumer demand and consumer behavior in general; reliance upon our network of independent Brand Partners; risk that our Brand Partners compensation plan, or changes that we make to the compensation plan, will not produce desired results, benefit our business or, in some cases, could harm our business; risk associated with our launch of new products or reformulated existing products; risks related to governmental regulation of our products, manufacturing and direct selling business model in the United States, China and other key markets; potential negative effects of deteriorating foreign and/or trade relations between or among the United States, China and other key markets, including potential adverse impact from tariffs, trade policies or other international disputes by and among the United States, China, or other markets that are important to the Company; potential negative effects from geopolitical relations and conflicts around the world, including the Russia-Ukraine conflict and the conflict in Israel; compliance with data privacy and security laws and regulations in our markets around the world; potential negative effects of material breaches of our information technology systems to the extent we experience a material breach; material failures of our information technology systems; adverse publicity risks globally; risks associated with early stage operations in India and future international expansion and operations; uncertainty relating to the fluctuation in U.S. and other international currencies; the potential for a resurgence of COVID-19, or another pandemic, in any of our markets in the future and any related impact on consumer health, domestic and world economies, including any negative impact on discretionary spending, consumer demand, and consumer behavior in general; risk that the Hiya acquisition disrupts each company’s current plans and operations; the diversion of the attention of the management teams of USANA and Hiya from ongoing business operations; the ability of to retain key personnel of Hiya; the ability to realize the benefits of the acquisition, including efficiencies and cost synergies; the ability to successfully integrate Hiya’s business with USANA’s business, at all or in a timely manner; and the amount of the costs, fees, expenses and charges related to the acquisition. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission. The forward-looking statements in this Management Commentary set forth our beliefs as of the date hereof. We do not undertake any obligation to update any forward-looking statement after the date hereof or to conform such statements to actual results or changes in the Company’s expectations, except as required by law.

About USANA
USANA develops and manufactures high-quality nutritional supplements, functional foods and personal care products that are sold directly to Brand Partners and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, China, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, the United

Kingdom, Thailand, France, Belgium, Colombia, Indonesia, Germany, Spain, Romania, Italy, and India. More information on USANA can be found at www.usana.com. USANA also owns a 78.8% controlling ownership stake in Hiya Health Products, a children's health and wellness company with a variety of clean-label products. More information on Hiya can be found at www.hiyahealth.com.

Investor contact: Andrew Masuda
Investor Relations
(801) 954-7201
investor.relations@usanainc.com

Media contact: Sarah Searle
(801) 954-7626
media@usanainc.com